EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A,B)
For the Periods Ended December 31,                                 1998        1997        1996
-----------------------------------------------------------  ----------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                   247,680     215,274     184,472
Subtract dividend requirement of preferred stock                     28          30          33
-----------------------------------------------------------  ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                   247,652     215,244     184,439
Add dividend requirement of preferred stock                          28          30          33
-----------------------------------------------------------  ----------  ----------  ----------
NET INCOME DILUTED                                              247,680     215,274     184,472
===========================================================  ==========  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                                    1.32        1.18        1.03
EARNINGS PER COMMON SHARE DILUTED                                  1.28        1.14        1.00
===========================================================  ==========  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   189,246     185,171     181,063
Treasury shares                                                  (1,674)     (2,931)     (1,296)
-----------------------------------------------------------  ----------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       187,572     182,240     179,767
Common share equivalents for options                              5,882       6,089       4,800
Preferred share equivalents                                         386         410         433
-----------------------------------------------------------  ----------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     193,840     188,739     185,000
===========================================================  ==========  ==========  ==========

(A) ALL FSCO FINANCIAL DATA HAVE BEEN PREVIOUSLY RESTATED FOR:
    * two separate 3-for-2 common stock splits in the form of 50% stock dividends, paid in May 1997 and February 1998.
    * SFAS No. 128, "Earnings Per Share", restating EPS primary to EPS basic and EPS fully diluted to EPS diluted.
    * the May 30, 1998 pooling-of-interests merger with FSB California (formerly California State Bank).
(B) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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